BRITISH
COLUMBIA
The Best Place on Earth

Number: BC0903577

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that MIDAS GOLD CORP. was incorporated under the Business Corporations Act on February 22, 2011 at 11:07 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On February 22, 2011

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada